EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of February 1st, 2019, by and between Basanite, Inc., a Nevada corporation (the "Company"), and Dave Anderson ("Executive").

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.

Employment. The Company hereby agrees to employ Executive as the Executive Vice President and Chief Operations Officer ("COO") of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The Company and Executive also agree that Executive shall be required to enter into a separate non-competition agreement ("Non-Compete") and confidentiality and inventions agreement ("Inventions Agreement") as a condition of Executive's employment. The Non-Compete and the Inventions Agreement may be combined into a single agreement.

2.

Term. The period of employment of Executive by the Company under this Agreement (the "Employment Period") shall commence on the date hereof (the "Commencement Date") and shall continue for three (3) consecutive years. The Employment Period shall automatically extend for one year on the first anniversary of the Commencement Date (the "First Anniversary") unless either the Company or Executive provides written notice to the other not to further extend the Employment Period. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

3.

Position and Duties. During the Employment Period, Executive shall serve as COO, and shall report solely and directly to the CEO and the Board (as defined below). Executive shall have those powers and duties normally associated with the position of COO of entities comparable to the Company and such other powers and duties as may be prescribed by the CEO or the Board; provided, that such other powers and duties are consistent with Executive's position as COO of the Company.

Notwithstanding the foregoing, Executive's powers shall be limited as set forth in the Company's certificate of incorporation and by-laws, the Company's authorization and delegation of authority policies, and resolutions adopted by the Board. Executive shall devote his full working time, attention and energies during normal business hours (other than absences due to illness or vacation) to satisfactorily perform his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder to (i) manage Executive's personal, fmancial and legal affairs and (ii) to serve as a member of board of directors of other entities with the prior consent of the Board (it being expressly understood and agreed that Executive's continued service in any such capacity to any other entity as of the Commencement Date shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

4.

Place of Performance. The principal place of employment of Executive shall be at the Company's principal executive offices in Florida; provided, that Executive may be required to travel on Company business during the Employment Term.

5.

Compensation and Related Matters.

a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at the rate of $190,000 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. The Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") shall review Executive's Base Salary for increase (but not decrease) no less frequently than annually and consistent with the compensation practices and guidelines of the Company. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive shall be paid an annual cash bonus (the "Bonus") within 75 days after April 30 of the applicable annual period beginning on May 1 of each year during the Employment Period (pro-rated for partial years) according to the Bonus Schedule attached hereto as Exhibit A.

b) Relocation Expenses. The Company shall provide Executive $15,000.00 up front, for expenses; for moving to Florida, such move to occur sometime in the near future.

c) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

d) Vacation. Executive shall be entitled to at least four (4) weeks of paid vacation per year in accordance with Company policy for senior officers. In addition to vacation, Executive shall be entitled to sick days and personal days in accordance with Company policy for senior officers.

e) Welfare, Pension and Incentive Benefit Plans and Perquisites. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, life insurance, disability, accidental death and dismemberment and travel accident insurance plans and programs. The Company shall at all times provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Commencement Date. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

f) Equity-Based Compensation.

(i)

In addition to Base Salary and the Bonus, Executive will receive an annual option grant (the "Equity Grant") within 75 days after April 30 of the applicable annual period beginning on May 1 of each year during the Employment Period (pro-rated for partial years) according to the Bonus Schedule attached hereto as Exhibit A.

(ii)

The Company agrees with Executive that it shall take all necessary action such that the shares of common stock issuable upon exercise of options granted to Executive by the Company to acquire such stock are registered on Form S-8 or a resale Form S-3 (or any successor or other appropriate forms), if and only if, the Company is eligible for such registrations.

g) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid or to be paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, rule or regulation, stock exchange listing requirement or Company policy adopted pursuant to any such law, rule, regulation or requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, rule, regulation, requirement or policy.

6. Termination. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

a)

Death. Executive's employment hereunder shall terminate upon his death.

b)

Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of two (2) consecutive months or longer, or for 90 days within any period of 6 consecutive months, and, within thirty (30) days after written Notice of Termination is given, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Any question as to the existence of Executive's Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be fmal and conclusive for all purposes of this Agreement.

c)

Cause. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon:

•

(i)

Executive's conviction of or plea of guilty or no contest to a felony or a misdemeanor involving moral turpitude, whether or not related to Executive's employment with the Company; or

(ii)

Executive's fraud, embezzlement, theft or misappropriation, whether or not related to Executive's employment with the Company; or

(iii)

Executive's willful engagement in dishonest or illegal conduct or gross misconduct, which is, in each case, materially and demonstrably injurious to the Company; or

(iv)

any regulatory action that results in Executive no longer being able to serve in his capacity; or

(v)

Executive's willful and repeated failure to perform his duties or comply with a valid and legal directive of the CEO or the Board in a material respect (other than any such failure resulting from incapacity due to physical or mental illness); or

(vi)

Executive's willful failure to comply with a material compliance or financial policy of the Company; or

(vii)

Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company. References in the subclauses above to the Company include any entity in control of, controlled by or under common control with the Company ("Affiliates"). Employment shall not be terminated under subclause (iii), (v), (vi) or (vii) above unless and until the Board (excluding Executive if he should be serving thereon) shall have duly adopted a resolution at a meeting of the Board called and held for such purpose pursuant to which the Board determines, in its good faith opinion, that there are grounds for termination under such subclause. The Company shall give written notice to Executive of the existence of and circumstances providing grounds for termination. This Section 6(c) shall not prevent Executive from challenging in any arbitration forum or court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

d)

Good Reason. Executive may terminate his employment for "Good Reason" within sixty (60) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events:

(i)

any change in the duties, responsibilities (including reporting responsibilities) or status of Executive that is inconsistent in any material and adverse respect with Executive's positions, duties, responsibilities or status with the Company (including any material and adverse diminution of such duties, responsibilities or status); to include a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board (other than due to action by the shareholders of the Company)) with the Company; or

(ii)

a reduction in Executive's Base Salary or Bonus opportunity;

(iii)

any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage as of the date of this Agreement; or

(iv)

the Company's failure to obtain an agreement from any successor to the Company following a Change in Control to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacity due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason. Executive cannot terminate his employment for Good Reason unless he has provided written, notice to the Company of the existence of and circumstances providing grounds for termination for Good Reason within such 60 day period and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances.

e)

For Convenience. Either party shall have the right to terminate Executive's employment hereunder by providing the other party with a Notice of Termination at least 90 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

For purposes of this Agreement, a "Change in Control" of the Company means the occurrence of one of the following events:

(1)

individuals who, on the Commencement Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to the Commencement Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be deemed to be an Incumbent Director;

(2)

any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) any majority-owned subsidiary of the Company, (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in subparagraph (3) below) or (E) Executive and/or any group of persons including Executive (or any entity controlled by Executive and/or any group of persons including Executive);

(3)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 90% or more of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is held by persons who held Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

(4)

stockholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

7. Termination Procedure.

a)

Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and (except to the extent set forth in a notice previously given) shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

b)

Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated pursuant to Section 6(e), 90 after Notice of Termination or any later date set forth in such Notice of Termination and (iv) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

c)

Resignation. Upon termination of Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that Executive holds as an officer or manager of the Company or any of its affiliates or member of the board of directors or equivalent (or a committee thereof) of the Company or any of its affiliates.

8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

a)

Termination by Company without Cause or by Executive for Good Reason. If Executive's employment is terminated by the Company pursuant to Section 6(e) or by Executive for Good Reason pursuant to Section 6(d):

(i)

within five (5) days following such termination, the Company shall pay to Executive his Base Salary through the Date of Termination and any portion of the Bonus for the prior year that has been accrued but not paid;

(ii)

within 75 days after the December 31 of the year in which such termination occurs, the Company shall pay to Executive a pro rata portion of the Bonus for such year;

(iii)

as severance for such termination, the Company shall pay to Executive an amount equal to his Base Salary for one (1) full calendar year; and

(iv)

the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid, prior to such termination of employment.

The Company shall pay the severance in approximate equal installments, in accordance with its customary payroll practices.

In addition, the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for the same period as used to determine the severance payment, following the Date of Termination the medical, hospitalization, dental and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (the benefits described in this sentence being called the "Continued Benefits"); provided, further, that, such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis).

Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (to the extent that they do not duplicate the rights, compensation and benefits above).

b)

Termination by Company with Cause or by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause pursuant to Section 6(c) or by

Executive pursuant to Section 6(e):

(i)

within five (5) days following such termination, the Company shall pay Executive his Base Salary through the Date of Termination and any portion of the Bonus for the prior year that has been accrued but not paid; and

(ii)

the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid, prior to such termination of employment.

c)

Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section6 (b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

(i)

within five (5) days following such termination, the Company shall pay Executive his Base Salary through the Date of Termination and any portion of the Bonus for the prior year that has been accrued but not paid;

(ii)

within 75 days after the December 31 of the year in which such termination occurs, the Company shall pay to Executive a pro rata portion of the Bonus for such year; and

(iii)

the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid, prior to such termination of employment.

In addition, the Company shall provide the Continued Benefits for a period of 6 months following the Date of Termination.

Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (to the extent that they do not duplicate the rights, compensation and benefits above).

d)

Death. If Executive's employment is terminated by his death:

(i)

within five (5) days following such termination, the Company shall pay Executive's beneficiary, legal representatives or estate, as the case may be, his Base Salary through the Date of Termination and any portion of the Bonus for the prior year that has been accrued but not paid;

(ii)

within 75 days after the December 31 of the year in which such termination occurs, the Company shall pay to Executive's beneficiary, legal representatives or estate, as the case may be, a pro rata portion of the Bonus for such year; and

(iii)

the Company shall reimburse Executive's beneficiary, legal

representatives or estate, as the case may be, pursuant to Section 5 for reasonable expenses incurred, but not paid, prior to such termination of employment.

In addition, the Company shall provide the Continued Benefits for a period of 6 months following the Date of Termination.

Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (to the extent that they do not duplicate the rights, compensation and benefits above).

e)

Release. Notwithstanding anything contained herein to the contrary, no payments or benefits shall be provided as set forth in this Section 8 unless and until Executive or his beneficiary, legal representatives or estate shall have executed and delivered a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company.

9.

Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, subject to Section 5(g), amounts due to Executive under this Agreement shall not be offset by any claims the Company may have against Executive.

10.

Indemnification. The Company agrees that, if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all judgments, settlements and expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators; provided, however, that no such Proceeding shall be settled or compromised without the prior written consent of the Company (not to be unreasonably withheld) and no such expenses shall be incurred except as reasonably necessary and reasonable in nature and amount.

11. Successors; Binding Agreement.

(a)

Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 11(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)

Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

David Anderson

935 Lazy Creek Drive

Newton, KS 67114

If to the Company:

Managing Director of the Board — Basanite Inc.

Ronald LoRicco

216 Crown St., Ste. 502

New Haven, CT 06510

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Miscellaneous. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the enforcement of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

14.

Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.

Entire Agreement. Except as other provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

17.

Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

18.

Non-contravention. Each party represents that he or it is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on his or its ability to enter into or perform this Agreement.

19.

Section Headings. The section headings in this Agreement are for convenience of reference only and they form no part of this Agreement and shall not affect its interpretation.

20.

Section 280G. If any of the payments or benefits received or to be received by Executive constitute "parachute payments" (all such payments collectively referred to herein as the "280G Payments") within the meaning of Section 280G of the Internal Revenue Code (the "Code") and would, but for this Section 20, be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 20 shall be made in a manner consistent with the requirements of Section 409A. All calculations and determinations under this Section 20 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 20, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 20. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

21.

Cooperation. The parties agree that certain matters in which Executive will be involved during the Employment Period may necessitate Executive's cooperation after the end thereof. Accordingly, following the termination of Executive's employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive's service to the Company; provided, that the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date.

22. Section 409A. It is intended that this Agreement be drafted and administered in compliance with (i) Section 409A of the Code, including, but not limited to, any future amendments to Section 409A of the Code, and any other Internal Revenue Service or other governmental rulings or interpretations ("IRS Guidance") issued pursuant to Section 409A of the Code or (ii) an applicable exemption. So as not to subject the Executive to payment of any additional interest or tax under Section 409A of the Code, if payment or provision of any amount or benefit hereunder that is subject to Section 409A of the Code at the time specified herein would subject such amount or benefit to any additional tax under Section 409A of the Code, the Company shall use its best to efforts to ensure that payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any IRS Guidance issued under Section 409A of the Code would result in the Executive being subject to the payment of any additional interest or tax under Section 409A of the Code, the Company agrees to use its best efforts to amend this Agreement in order to avoid the imposition on Executive of any such additional interest or tax under Section 409A of the Code, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company. For purposes of Section 409A of the Code, each installment payment of any severance pursuant to this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, (i) any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible, (ii) Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible, (iii) nothing contained herein shall be construed as a representation, guarantee or other undertaking on the part of the Company that any payment made pursuant to this Agreement (including, without limitation, the Bonus or any severance amount), is or will be found to comply with the requirements of Section 409A of the Code or any other regulations or guidance issued thereunder (including the IRS Guidance), and (iv) in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Date of Termination or, if earlier, on Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Notwithstanding any other provision of this Agreement, to the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)

any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)

any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

By:	/s/ Ronald J. LoRicco, Sr.
Name:	Ronald J. LoRicco, Sr.
Title:	Chairman of the Board of Directors

Basanite, Inc.

/s/ David Anderson
Executive: Dave Anderson

EXHIBIT A

Addendum to Bonus Schedule attached to Employment Agreement

Bonus (as defined in the Employment Agreement): With respect to the payment of cash bonuses to Executive, the following shall apply:

•

Cash bonus payout rates shall be as detailed in the attached Bonus Schedule

•

With respect to payment of any cash bonuses due, they shall be payable subject to the following:

o

During Year 1, cash bonuses shall be paid in an amount where total cash bonus payments do not result in the Company retaining cash on hand less than at least 2.5 months of core expenses OR a minimum of $500,000;

o

During Year 2 and beyond, cash bonuses shall be paid in an amount where total cash bonus payments do not result in the company retaining cash on hand less than at least 5 months of core expenses OR a minimum of $1,000,000

Any cash bonuses earned but not able to be paid to Executive due to above limitations shall be accrued and paid as quickly as possible once they are able to be paid within the above parameters.

Core expenses shall consist of:

•

Average payroll for 12 months, beginning on March 1,2019 and including Krolewski and Anderson

•

Employee insurance expenses

•

General liability insurance

•

Directors and officers insurance

•

Utilities

•

Reasonable sales and marketing budget

•

Monthly estimate of public company related and legal expenses

•

Debt service expense of $15k per month

•

Small miscellaneous expense budget plus cushion for any additional interest expense

Payment for raw materials and related freight are assumed to eventually be handled from a revolving credit facility and are excluded from core operating expenses for purposes of these calculations.

Equity Grant (as defined in the Employment Agreement):

The Equity Grants will have a 10 year term and a cash exercise price equal to fair market value (within the meaning of applicable tax and securities laws and listing rules) on the date of grant.

The Equity Grants will be non-qualified, will be unregistered and will be non-transferable except for customary exceptions.

Exercise must be accompanied by payment of any withholding tax due thereon (as well as the exercise price) unless the Company agrees to other form of payment at that time. The Company will use reasonable efforts to establish broker assisted cashless exercise arrangements, but no assurance is given that such arrangements will be established or maintained.

Plans: The Bonus and Equity Grants shall be paid and awarded pursuant to and subject annual incentive and equity incentive plans, respectively, and, in the case of option grants, award agreements, in each case customary for a public company; provided, however, that, if there is a conflict between the terms thereof and the terms of the Employment Agreement (including the Bonus Schedule and this Addendum), the Employment Agreement (including the Bonus Schedule and this Addendum) shall govern.

[REMAINDER REDACTED]